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                                                          EXHIBIT 10.4


                          AMENDMENT TO EMPLOYMENT AGREEMENT

On January 1, 1994, Media Arts Group, Inc. ("Employer") and Kenneth E. Raasch ("Employee") entered into an employment agreement ("Employment Agreement"), which is attached hereto. The Employment Agreement, except as modified below, shall be incorporated by reference into and made part of this Amendment as if written directly into this Amendment. Employer and Employee now wish to amend the Employment Agreement as follows:

SECTION 1 - EMPLOYMENT

Shall be amended to REPLACE "President and Chief Executive Officer" with "Chairman of the Board".

SECTION 2 - RESPONSIBILITIES AND DUTIES OF EMPLOYEE

Shall be amended to REPLACE entire section with the following language:

It is agreed that Employee is employed on a full-time basis, which is defined to mean Employee's entire productive time, ability and attention. It is further agreed that for so long as the Employee is employed with the Employer, Employee shall not engage in any other business duties or pursuits without the express written consent of the Board. In his capacity as Chairman of the Board, Employee shall have such duties and responsibilities as listed below:

   a. Represent the Corporation externally to the investment banking community, analysts, banks, investors, industry and government groups, public relations, etc .;

   b. Be responsible for overseeing new business development, new channel development and licensing, as directed by the Board of Directors;

   c.   Coordinate the day-to-day activities of the Board of Directors;

   d. Be the Corporation's spokesperson for the business and financial opportunities the Corporation creates;

   e.  Provide strategic input in formulating the Business Plan;

   f. Help Thomas Kinkade in any way to accomplish his goals internally and externally;

   g. Lead negotiations on an as-appropriate basis and execute appropriate documentation

   h. Be available in areas where the Chief Executive Officer and President requests his experience and expertise, and in this capacity, seek only to be a support as any other Board member would.

In addition, Employee shall perform such other duties and responsibilities as the Board shall designate as are not inconsistent with Employee's position with the Employer, including the performance of duties with respect to any subsidiaries of the Employer.

Employee shall at all times perform the duties set forth herein faithfully, industriously, and to the best of Employee's ability, experience and talent.

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SECTION 3 - LOCATION OF EMPLOYEE'S WORK

Shall be amended to REPLACE "principal executive offices" with "New Business Development offices, currently located at 333 W. Santa Clara Street, Suite 1000, San Jose, CA 95113".

SECTION 5(C)(I) - COMPENSATION TO EMPLOYEE, BONUSES, SENIOR MANAGEMENT BONUS BASED ON PROFITABILITY

The title of this section shall be amended to REPLACE entire title with the following language: COMPENSATION TO EMPLOYEE, BONUSES

Further, this section of the Employment Agreement shall be amended to REPLACE sections 5(c)(i) and 5(c)(ii):

(i) An Earnings Per Share (EPS) Bonus based on the annual growth in EPS for the fiscal year over the Base EPS. Base EPS is defined as the prior fiscal year published EPS. Base EPS for year one (Fiscal 1998) will be $0.30. A predetermined cash bonus will be paid if established levels of published EPS growth are achieved. The cash bonus amounts are equivalent to approximately 15% of the growth in net income, measured in 10% increments of EPS growth. This bonus will be paid twice per year based on the year to date performance in comparison to the Employer's business plan.

(ii) A Trailing Twelve Months (TTM) Bonus, contingent upon continued employment and paid pro-rata every pay period during the following fiscal year. The bonus will be cumulative and equal to a) the prior year TTM Bonus plus b) the annual growth rate of the published EPS for the fiscal year times the sum of i) the base salary plus ii) the prior year TTM Bonus paid during the fiscal year. In the event that EPS growth is negative, it will result in a negative adjustment to the prior year TTM bonus, but not below the base salary amount.

(iii) A New Business Bonus equal to 5% of the operating income contributed by the New Business venture before reduction by this bonus. The New Business Bonus is subject to the following criteria:

      A. The Pro Forma will be based on the Business Plan projected P&L ratios for the year, adjusted either positively or negatively for major functional areas of operating expenses which may be used or not used in the new business.

      B. The bonus will be paid based upon actual results with an updated Pro Forma for significant changes in circumstances, which will include the following:
          (i)    Actual sales and returns;
          (ii) Standard costs of goods adjusted for actual variances, whether positive or negative;
          (iii) The addition or deletion of significant costs attributable to operating expenses of the major functional areas used in the new business;
          (iv) An allocation of interest and other direct financing costs based upon the average period of unrecovered costs;
          (v)    Other significant changes in circumstances


(iv) A Debt Bonus as an incentive to retire Employer's senior subordinated debt as quickly as possible. To the extent that the Employer prepays principal installments to Levine Leichtman Capital Partners, L.P., Employee will receive 50% of the interest saved as a result of such prepayment.

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(v)   If Employer achieves the business plan projection in fiscal year 1998, and realizes a 20% or a 40% growth rate the following two years, ignoring the possibility of growth in New Business Bonus, Employee's compensation under the above plan would be as follows:

      (Tables below in 000's)

                                 Fiscal Year     Fiscal Year    Fiscal Year
      20% Growth                    1998            1999           2000
      ---------------------------------------------------------------------
      Base Salary                   360             360            360
      TTM Bonus                       0             180            288
      EPS Bonus                     253             152            182
      New Business                   31              31             31
      Debt Bonus                    118             143            204
      ---------------------------------------------------------------------
      Total                         762             866          1,065


      40% Growth                    1998            1999           2000
      ---------------------------------------------------------------------
      Base Salary                   360             360            360
      TTM Bonus                       0             180            396
      EPS Bonus                     253             304            425
      New Business                   31              31             31
      Debt Bonus                    118             143            204
      ---------------------------------------------------------------------
      Total                         762           1,018          1,416


SECTION 5(C)(II) -DISCRETIONARY BONUS

This entire section 5(c)(ii) shall be removed.

ENTIRE AGREEMENT:

This Amendment, and through incorporation by reference, the Employment Agreement, represent the entire employment agreement of the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any of the parties which are not expressly set forth in this Amendment or the Employment Agreement.



ACCEPTED AND AGREED:



/s/ Kenneth E. Raasch                  /s/ Michael Kiley
----------------------                 -------------------------
Kenneth E. Raasch                      Michael Kiley
Employee                               Director, Compensation Committee Chairman
                                       Media Arts Group, Inc




Attest: /s/ James F. Landrum, Jr.  10/29/97
       ------------------------------------
            James F. Landrum, Jr.
            Secretary


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